Exhibit 1.01

Eni SpA

Conflict Minerals Report

for the reporting period from

January 1 to December 31, 2019

Introduction

During the year ended December 31, 2019, Eni SpA and its subsidiaries (“Eni”, the “Group”, “we”, “us” or the “Company”) have been engaged in the production and sale of a broad range of energy commodities, including the extraction and sale of crude oil, natural gas and NGLs, the refining of crude oil, the sale of refined products and fuels, the marketing of natural gas and the production and sale of basic chemicals commodities.

The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules (the “SEC Conflict Minerals Rule”) that require certain companies, including Eni, to provide annual disclosure regarding products they manufacture, or contract with third-parties to have manufactured, (“Covered Products”) that contain one or more of the following minerals: cassiterite, columbite-tantalite, wolframite and gold, or their derivatives, which are currently limited to tantalum, tin and tungsten, which the SEC refers to as “conflict minerals” (“Covered Minerals”), that are necessary to the functionality or production of such products (“Necessary Covered Minerals”)

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With respect to the year ended December 31, 2019, we have conducted an evaluation of our product portfolio and have determined that fuels manufactured by our Refining & Marketing segment and sold to third parties, which include gasoline, gasoil, jet fuels, heating oil, lubricants, bitumen and other refined products, qualify as Covered Products because they may contain Necessary Covered Minerals. At our refining and manufacturing plants and facilities, we employ catalysts in the production process of those fuels and refined products, which are necessary to their production. Those catalysts contain Necessary Covered Minerals, specifically tin and tungsten. We assume it is possible that trace amounts of catalysts may be found in the final products (because, although catalysts are washed out in the production process there is no de minimis standard under the SEC Conflict Minerals Rule). In the future, however, we may be able to conclude, based on appropriate testing, that no catalysts are present in our Refining & Marketing final products or that, in any event, our Refining & Marketing final products are not covered by the SEC Conflict Minerals Rule. The procurement of catalysts constitutes a very small portion of our global purchases of raw materials and other production inputs (less than 0.1% on a consolidated basis). Furthermore, the amount in weight of Necessary Covered Minerals employed in our catalysts is immaterial.

We have filed this Conflict Minerals Report because, as of the filing date, based on the results of a Reasonable Country of Origin Inquiry (“RCOI”) we were unable to determine the origin of such Necessary Covered Minerals.

Eni does not directly source its Necessary Covered Minerals from mines or smelters. As a result, we rely upon information provided by our suppliers or contracted manufacturers regarding the origin of these Necessary Covered Minerals. Eni expects its suppliers and contracted manufacturers to provide the information necessary to permit us to make all required disclosures under the SEC Conflict Minerals Rule.

On the basis of our RCOI and due diligence measures described herein, with respect to the year ended December 31, 2019, Eni does not have sufficient validated information from its suppliers and contracted manufacturers to determine the facilities used to process, the country of origin and the mine or location of origin of the Necessary Covered Minerals used in the refinery catalysts supplied to us, including whether such Necessary Covered Minerals originated in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”).

Part I – Design and execution of Due diligence

Eni performed RCOI and carried out due diligence on the source and chain of custody of the Necessary Covered Minerals that are necessary to the functionality or the manufacturing of our Covered Products. We acknowledge the due diligence framework as set forth in the internationally recognized Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas ("OECD Framework") of the Organization for Economic Cooperation and Development (OECD) and we are designing and implementing our due diligence measures accordingly.

Eni’s due diligence efforts for 2019 included the following five steps:

•	Step 1: Establish company management systems;
•	Step 2: Identify and assess risks in the supply chain;
•	Step 3: Design and implement a strategy to respond to identified risks;
•	Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain;
•	Step 5: Report on supply chain due diligence

Due Diligence Performed

Step 1: Establish company management systems

☐	Conflict minerals project team

We have established a cross functional conflict minerals project team comprising executive level management with coordinators from the business units involved, to direct the overall efforts of the Conflict Minerals compliance program. The Company’s Chief Financial Officer has sponsored this team and the compliance program has been approved by the Company’s executive management committees, which include the heads of Eni’s business units and central departments. Our only business segment involved in the program has also established a team responsible for conducting, supervising and coordinating all relevant activities at divisional level and reporting to the Group’s management team regarding the results of the activities performed. In addition, we have adopted internal Group-level procedures and rules to raise awareness about our intention to establish a responsible supply chain and in order to establish Group guidelines on how to design and conduct due diligence on conflict minerals.

☐	Conflict minerals policy

We have established and periodically updated a policy with respect to the sourcing of minerals from the Covered Countries and published this Group policy on our website at https://www.eni.com/assets/documents/Posizione-Eni-Conflict-Minerals.pdf.

In this policy we confirm our commitment to corporate sustainability and respecting and promoting human rights in our operations and in the activities performed by our Business Partners. This policy is reviewed annually by our senior management team in charge of promoting the conflict minerals compliance program.

☐	Supplier engagement

Eni has in place guidelines, procedures and standard contractual terms and conditions that, among other things, require compliance with human rights frameworks as a prerequisite for qualification to do business with Eni and with the Eni Code of Ethics as contractual obligations towards Eni. All of our suppliers are required to comply with and to adhere to a set of values and principles as a prerequisite to do business with us.

Particularly, our standard contractual terms and conditions regarding the supply of products that contain or may contain Necessary Covered Minerals include clauses regarding responsible sourcing. Our suppliers are required to maintain procedures reasonably designed to ensure that any Necessary Covered Minerals sold to Eni are sourced in accordance with the principle of a responsible supply chain and are required to promptly notify us in case of any breaches of this requirement. No such notifications have been received so far. We have increased efforts to explain to our suppliers the importance to Eni of their collaboration and commitment to our compliance program. We are engaging with our high-risk suppliers to promote tracing of their supply chain for the purpose of identifying the country of origin of our Necessary Covered Minerals and the mines where they were sourced with the greatest level of specificity.

☐	Grievance mechanism

Eni has in place a procedure for reporting any violation of our guidelines on the respect of human rights and/or other part of our compliance program via a whistle blowing mechanism whereby alleged violations can be reported to Eni via existing grievance channels for ethics or compliance violations.

Step 2 and Step 3: Identify, assess and design and implement a strategy to address risks in the supply chain

To identify, assess and respond to risks in the supply chain, we undertook the following measures:

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We conducted a good faith RCOI of our supply chain, which we believe is reasonably designed to assess whether the Necessary Covered Minerals used in the production process of the Covered Products originated from any Covered Countries or were from recycled or scrap sources.

We directed and coordinated the execution of the RCOI at Group level. Our segment and subsidiaries which were determined to be within the scope of the SEC Conflict Minerals Rule were responsible for performing a risk-based analysis to identify the suppliers to be included within the scope of the RCOI. This analysis included focusing on the suppliers, presenting the highest risk of providing us with Necessary Covered Minerals and was based on segment and subsidiaries expertise and product knowledge. Based on this review, we determined that three suppliers have provided us the catalysts that are necessary to the manufacturing process of our Covered Products, containing Necessary Covered Minerals (tin or tungsten) during the course of the year ended December 31, 2019. Those suppliers were surveyed based on the Conflict Minerals Reporting Template questionnaire developed by the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative (EICC and GeSI).

Two suppliers were affiliated to US listed companies that publicly are stating to have established conflict minerals programs and policies and have performed due diligence of their supply chains. The non-US based supplier informed us that it has established a policy for the responsible sourcing of conflict minerals for the purpose of complying with our request of establishing a responsible supply chain.

☐	The responses received from our suppliers about the country of origin of the Necessary Covered Minerals provided to us were reviewed to assess their reliability.

☐	Our segment team subjected survey responses to additional due diligence measures when we had reason to believe that suppliers may have provided Necessary Covered Minerals that originated from the Covered Countries and that were not from recycled or scrap sources. All of the surveyed suppliers provided us with information about all or part of the smelters or refiners (“SORs”) that were used in the supply chain, where they sourced their conflict minerals, including whether any of the indicated SORs are included in the list of SORs certified as conformant by the Responsible Minerals Assurance Process (“RMAP”) of the Responsible Minerals Initiative. We have no reasons to believe that the responses provided to us were inaccurate. However, we acknowledge that those suppliers are in the process of completing the tracing of their respective supply chains to determine all of the SORs which may have supplied the Necessary Covered Minerals and the countries and mines of origin of those minerals.

☐	Our executive management team in charge of the conflict minerals program was informed of the nature and overall risk of supplier responses received. Management reporting materials were prepared summarizing the results of the risk assessment process.

Step 4: Carry out independent third-party audit at identified points in the supply chain

We do not have any direct relationship with any SORs in our supply chain. Furthermore, we did not perform or direct audits of SORs in 2019. In our due diligence efforts, we will consider utilizing cross-industry initiatives such as those led by the Electronics Industry Citizenship Coalition (EICC), the Global e-Sustainability Initiative (GeSI) and the RMAP of the Responsible Minerals Initiative to conduct SORs due diligence. In the future, we may also explore other options.

Step 5: Report on supply chain due diligence

In accordance with OECD Guidance and Form SD requirements, this report and the related Form SD are posted to our website at https://www.eni.com/assets/documents/form-sd.pdf.

Part II - Due diligence results and follow-up

As a downstream consumer of Necessary Covered Minerals, we rely on our suppliers’ statements and representations to gather information about the countries of origin of the Necessary Covered Minerals utilized in our production processes, the SORs where they were processed and the mines where they were sourced. In addition, we are several steps removed from any SORs or mines in the supply chain.

Based on the due diligence results, at this stage, we can conclude that all of our suppliers of Necessary Covered Minerals are fully engaged in tracing their respective supply chains and that based on their responses to our inquiries we are able to identify a number of SORs that were part of the supply chain of the Necessary Covered Minerals that we used in the manufacturing process of our Covered Products during the year ended December 31, 2019. Most of the identified SORs are included in the list of the of SORs certified as conformant by the RMAP of the Responsible Minerals Initiative. Such suppliers did not provide us with conclusive information about the country, the SORs or the mines of origin of supplied Covered Minerals. Furthermore, during the year ended December 31, 2019 we continued to use in our production processes catalysts containing Necessary Covered Minerals that were purchased in previous years and we determined that the SORs and the country, or the mine of origin of such Necessary Covered Minerals were undeterminable.

Accordingly, with regard to the year ended December 31, 2019, Eni does not have sufficient validated information from its suppliers to determine the SORs, and the country and the mine or location of origin of the Necessary Covered Minerals supplied to us for use in the manufacturing process of our Covered Products.

Continuous improvement efforts to mitigate risk

We intend to take the following steps to improve the number and quality of supplier responses in the future and to mitigate any risk that the Necessary Covered Minerals used in our products may benefit armed groups:

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to continue to work closely with our suppliers to obtain the necessary validated information on the origin of the Necessary Covered Minerals contained in the products sold to Eni, which we expect will become available as (i) more of our suppliers receive the necessary information from their respective upstream suppliers, and (ii) the RMAP of the Responsible Minerals Initiative continues to grow and provide more visibility in determining whether manufactured products are sourced from the Covered Countries;

☐	to work with suppliers who provided responses containing red flags by helping them understand the importance of this initiative to Eni. We will also evaluate disengaging consistently reticent and non-collaborative suppliers;

☐	to continue to raise awareness both internally and with our high-risk suppliers about Eni’s commitment to fully trace the entire supply chain back to the countries of origin of our Necessary Covered Minerals;

☐	to continue to support responsible in-region mineral sourcing from the Covered Countries in order not to negatively affect the economies of such countries. We will seek not to eliminate Necessary Covered Minerals originating in the Covered Countries but rather to obtain Necessary Covered Minerals from sources that do not benefit armed groups in the region;

☐	to reiterate assessment process of our product portfolio and suppliers to obtain a comprehensive map of Eni’s areas of risks.

Independent audit

In accordance with the guidance set forth in the Updated Statement on the Effect of the Court of Appeals Decision on the Conflict Minerals Rule issued by the Division of Corporation Finance of the SEC on April 7, 2017, Eni has not obtained an independent private sector audit of its due diligence process.

Safe harbor statement

Certain disclosures contained herein contain forward-looking statements regarding future events and the future results of Eni that are based on current expectations, plans, forecasts, and projections about Eni’s future due diligence steps and procedures. Words such as "expects", "anticipates", "targets", "goals", "projects", "intends", "plans", "believes", "seeks", "estimates", "evaluates" variations of such words, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict because they relate to events and depend on circumstances that will occur in the future. Therefore, Eni’s actual results may differ materially and adversely from those expressed or implied in any forward-looking statements. Any forward-looking statements made by or on behalf of Eni speak only as of the date they are made. Eni does not undertake to update forward-looking statements to reflect any changes in Eni’s expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any further disclosures Eni may make in documents it files with the SEC.